Exhibit 4.80

English Translation

Amended and Restated Equity Interest Pledge Agreement

Among

Shenzhen 7Road Network Technologies Co., Ltd.

(As the Equity Interest Pledgee)

Beijing Gamease Age Digital Technology Co., Ltd.

(As the Equity Interest Pledgor)

And

Shenzhen 7Road Technology Co., Ltd.

June 5, 2013

Table of Content

1.	PLEDGE AND GUARANTEED SCOPE	2
2.	PLEDGED EQUITY	2
3.	CREATION OF PLEDGE	3
4.	TERM OF PLEDGE	3
5.	KEEPING AND RETURN OF PLEDGE CERTIFICATE	3
6.	PLEDGOR’S REPRESENTATIONS AND WARRANTIES	3
7.	REPRESENTATIONS AND WARRANTIES OF THE COMPANY	4
8.	PLEDGOR’S PROMISES	5
9.	PROMISES OF THE COMPANY	5
10.	EVENT OF DEFAULT AND BREACH OF CONTRACT	6
11.	EXERCISE OF THE PLEDGE	7
12.	ASSIGNMENT	7
13.	EFFECTIVENESS AND TERMINATION	7
14.	FORMALITIES FEES AND EXPENSES	8
15.	FORCE MAJEURE	8
16.	CONFIDENTIALITY	8
17.	GOVERNING LAW AND DISPUTE RESOLUTION	9
18.	NOTICE	9
19.	MISCELLANEOUS	10

AMENDED AND RESTATED EQUITY INTEREST PLEDGE AGREEMENT

This Amended and Restated Equity Interest Pledge Agreement (hereinafter referred to as “this Agreement”) is entered into in Shenzhen, the People’s Republic of China (hereinafter referred to as “PRC” or “China”) on the day of June 5, 2013 by the following parties:

(1)	Shenzhen 7Road Network Technologies Co., Ltd., with the registered address located at 7F, Matsunichi Hi-Tech Building, 9996 Shennan Boulevard, Nanshan District, Shenzhen and the legal representative is Wang Tao (hereinafter referred to as “Pledgee”)

(2)	Beijing Gamease Age Digital Technology Co., Ltd.，with the registered address located at Floor 2, East Tower, Jingyan Hotel, No. 29 Shijingshan Road, Shijingshan District, Beijing; and the legal representative is Wang Tao (hereinafter referred to as “Pledgor”)

(3)	Shenzhen 7Road Technology Co., Ltd., with the registered address located at 8-9F, Matsunichi Hi-Tech Building, 9996 Shennan Boulevard, Nanshan District, Shenzhen and the legal representative is Wang Tao.

(In this Agreement, all Parties are called collectively as the “Parties” and respectively as a “Party”.)

WHEREAS,

1.	The Pledgee, a wholly foreign-owned enterprise duly incorporated and validly existing under the PRC laws;

2.	Shenzhen 7Road Technology Co., Ltd. (hereinafter referred to as “7Road” or “the Company”), a limited liability company duly incorporated and validly existing under the PRC laws;

3.	The Pledgor, a limited liability company established according to the Chinese law and the shareholder of the Company holding 100% equity interests of the Company;

4.	A series of agreements and documents with respect to 7Road’s right of control, including The Equity Interest Purchase Right Agreement, The Equity Interest Pledge Agreement, The Technology Development and Utilization Services Agreement, Spouse Consent, Power of Attorney, Business Operation Agreement, Service and Maintenance Agreement and Intellectual Property Transfer Agreement (hereinafter referred to as “VIE Agreements”) were entered among and by Cao Kai, Yang Zhiyi, Long Chunyan, Meng Shuqi, original shareholders of 7Road (“Original Shareholders”), the Pledgor, the Pledgee and 7Road (if applicable) on June 26, 2012;

5.	The Share Purchase Framework Agreement regarding Equity Interest of 7ROAD COM LIMITED and Shenzhen 7Road Technology Co., Ltd. (“Framework Agreement”) was entered among and by the Pledgor, the Pledgee, 7Road, the Original Shareholders and other affiliated parties on May 1, 2013, and the Original Shareholders sold all shares in 7Road to the Pledgee. After the closing of the Framework Agreement, the Original Shareholders withdraw from the VIE Agreements without holding any of 7Road’s equity interest, and the Pledgor, as the sole shareholder of 7Road, continued to perform the VIE Agreements;

6.	The Pledgee and the Pledgor have entered into the Amended and Restated Equity Interest Purchase Right Agreement (hereinafter referred to as “Equity Interest Purchase Right Agreement”) dated June 5, 2013, according to which, the Pledgor shall transfer all or part of equity of 7Road it holds as required by the Pledgee and/or its designated entity or individual;

7.	The Pledgee and 7Road have executed Technology Development and Utilization Services Agreement dated June 26, 2012 and Services and Maintenance Agreement dated June 26, 2012 (collectively referred to as “Services Agreements”), and 7Road shall pay service fee (hereinafter referred to as “Service Fee”) to the Pledgee under such agreements;

8.	The Amended and Restated Business Operation Agreement (collectively referred to as “Main Agreements” together with Equity Interest Purchase Right Agreement and Services Agreements) was entered among and by the Pledgee, 7Road and the Pledgor on June 5, 2013;

9.	In order to ensure that the Pledgor and the Company will perform their obligations under the Main Agreements, the Pledgor agrees to pledge all equity interests in the Company as the Pledgor’s and the Company’s security and Pledgee agrees to this pledge arrangement. Therefore, the Pledgee, the Pledgor and 7Road intend to amend and modify the Equity Interest Pledge Agreement (hereinafter referred to as “Original Equity Interest Pledge Agreement”) dated June 26, 2012.

NOW, THEREFORE, through friendly negotiations, the Parties hereby agree as follows:

1.	Pledge and Guaranteed Scope

1.1	The Pledgor agrees to pledge 100% of its equity interest in the Company to the Pledgee as a security for the Pledgor’s and the Company’s performance of obligations under the Main Agreements. The Company agrees that the Pledgor pledges its equity interest in the Company to the Pledgee pursuant to this Agreement. Rights of pledge hereunder refers to the rights owned by the Pledgee, who shall be entitled to a priority to be compensated by the proceeds from the conversion into money with a discount, auction or sale of the equity interest pledged by the Pledgor to the Pledgee.

1.2	The effect of guarantee under this Agreement shall not be affected due to the revision or modification of any of the Main Agreements and the guarantee to the obligations of the Pledgor and the Company under any revised Main Agreement shall keep effective. The invalid, withdrawal or termination of a Main Agreement shall not affect the validity of this Agreement. If the Main Agreement becomes invalid or is withdrawn or terminated, the Pledgee has the right to realize immediately the pledge in accordance with Article 11 of this Agreement.

2.	Pledged Equity

2.1	The pledged equity under this Agreement is 100% equity interests held by the Pledgor in the Company (hereinafter referred to as “Pledged Equity”) and all relevant interests. Upon the effectiveness of this Agreement, the situation of the Pledged Equity is set out below:

Company’s Name: Shenzhen 7Road Technology Co., Ltd.

Registered Capital: RMB10,000,000

Pledged Equity: 100% of equity interests of the Company

Capital Contribution corresponding to the Pledged Equity: RMB10,000,000

2.2	During the term of this Agreement, the Pledgee is not responsible for any dilution in value of the Pledged Equity unless he does so intentionally or with gross negligence having directly causal relationship with results, and the Pledgor has no rights to claim damage against the Pledgee in any manner or ask any requests.

2.3	Subject to Article 2.2 above, if the possibility of dilution in value of the Pledged Equity is significant enough to endanger the rights of the Pledgee, the Pledgee may at any time, on behalf of the Pledgor, to auction or sell the Pledged Equity, and negotiate with the Pledgor to have the proceeds from the auction or sale made as a prepayment for the guaranteed debt or have the proceeds deposited at a local Notary Public Office. (The Pledgee is responsible for all costs thus incurred.)

2.4	Whenever the Company or the Pledgor breaches this Agreement, the Pledgee is entitled to dispose the Pledged Equity in the manner set forth in Article 11.

2.5	The Pledgor can only increase its investment in the Company with the prior consent of the Pledgee. The increased capital investment in the Company due to such action of the Pledgor belongs to the Pledged Equity, and the Pledgor and the Pledgee shall enter into an Equity Interest Pledge Agreement to the satisfaction of the Pledgee for all equity interests held by the Pledgor in the Company pursuant to this Agreement.

2.6	The Pledgor gives up its rights to equity interest dividends during the effective term of the equity interest pledge.

3.	Creation of Pledge

3.1	The Pledgor undertakes that it shall be responsible for recording the pledge under this Agreement at the register of members of the Company on the date this Agreement is executed (hereinafter referred to as “Equity Pledged”).

3.2	The Parties further agree that the Pledged Equity shall be recorded with the form attached hereto on the register of members of the Company and the certificate of investment, and the register of members and the certificate of investment shall be delivered to the Pledgee for keeping.

3.3	Whereas pledge shall be created after registering with the Administration for Industry and Commerce where the Company is registered. The Pledgor undertakes to register the pledge with the Administration for Industry and Commerce where the Company is registered, and the Company will try its best to cooperate with the Pledgor to complete such registration.

4.	Term of Pledge

4.1	The term of pledge pursuant to this Agreement shall start from the recording of the pledge at the Administration for Industry and Commerce where the Company is registered until the date that all obligations under Main Agreements have been performed (hereinafter referred to as “Pledge Term”).

4.2	Within the Pledge Term, if the Pledgor and the Company have not performed or not appropriately performed the obligations under or incurred by the Main Agreements, the Pledgee has the right to exercise the pledge in accordance with Article 11 of this Agreement.

5.	Keeping and Return of Pledge Certificate

5.1	The Pledgor shall deliver the pledge certificate to the Pledgee within three (3) business days after the pledge is recorded on the register of members of the Company and is registered with the Administration for Industry and Commerce in accordance with Article 3; the Pledgee shall have such pledge documents well kept.

5.2	If the pledge hereunder is terminated pursuant to this Agreement, the Pledgee shall return the pledge certificate to the Pledgor within three (3) business days after the pledge is released pursuant to this Agreement and provide necessary assistance to the Pledgor for dealing with the process of the pledge’s release.

6.	Pledgor’s Representations and Warranties

The Pledgor hereby represents and warrants as of the execution date of this Agreement:

6.1	The Pledgor is the sole legal owner of the equity interest pledged.

6.2	The Pledgor has not set up any other pledges or other rights on the equity interest except that which is set for the Pledgee’s benefit.

6.3	The pledge under this Agreement constitutes the first order security interest of the Pledged Equity interests.

6.4	The Pledgor’s shareholder meeting has approved the pledge pursuant to this Agreement.

6.5	Upon the effectiveness of this Agreement, this Agreement constitutes a legal, valid and binding obligation to the Pledgor.

6.6	The pledge pursuant to this Agreement by the Pledgor does not violate any relevant PRC laws and regulations and regulations of governmental departments or cause to breach any contracts or agreements with any third party or any promises made to any third party.

6.7	All relevant documents and materials related to this Agreement as provided by the Pledgor to the Pledgee are true, accurate and complete.

7.	Representations and warranties of the Company

The Company hereby represents and warrants to the Pledgee that, until the effective date of this Agreement:

7.1	The Company is a limited liability company duly incorporated and validly existing under the PRC laws, and is an independent legal entity with complete status and capacity to sign, deliver and execute this Agreement and can be an independent litigation party.

7.2	All reports, documents and information provided by the Company to the Pledgee before the effectiveness of this Agreement regarding the Pledged Equity and upon requests of this Agreement are true and correct in all material respects.

7.3	All reports, documents and information provided by the Company to the Pledgee after the effectiveness of this Agreement regarding the Pledged Equity and upon requests of this Agreement are true and valid in all material respects.

7.4	This Agreement constitutes legal, effective and binding obligations to the Company after its signature.

7.5	The Company has complete rights and authorizations to sign and deliver this Agreement and all other documents related to all transactions under this Agreement and will be signed, as well as rights and authorizations to complete all transactions under this Agreement.

7.6	To the knowledge of the Company, there are no pending or threatening litigations, legal proceedings or claims against the Company or its assets (including but not limited to the Pledged Equity) at any courts, arbitration courts, government authorities or administrative authorities, which would have significant or adverse impact on the economic conditions of the Company or the Pledgor to perform obligations and the capability to guarantee liability under this Agreement.

7.7	The Company agrees to assume joint and several liabilities to the Pledgee for the representations and warranties of Article 6.1, 6.2, 6.3, 6.4 and 6.6 under this Agreement made by the Pledgor.

7.8	The Company warrants to the Pledgee that the above mentioned representations and warranties are true and correct, and have been fully complied with during all times before the agreement obligations have been fully performed or the secured debt has been completely paid off.

8.	Pledgor’s Promises

8.1	During the effective term of this Agreement, the Pledgor promises to the Pledgee for its benefit that the Pledgor shall:

(1)	complete the pledge registration at the Administration for Industry and Commerce immediately pursuant to this Agreement.

(2)	not transfer or assign the equity interest, create or permit to create any pledges which may affect the rights or benefits of the Pledgee without the prior written consent of the Pledgee.

(3)	comply with and implement relevant laws and regulations with respect to the pledge of rights; present to the Pledgee the notices, orders or suggestions with respect to the Pledge issued or made by the competent authority within five (5) days upon receiving such notices, orders or suggestions; and comply with such notices, orders or suggestions; or put forward objection and representations to the foregoing matters at the reasonable request of the Pledgee or with consent from the Pledgee.

(4)	timely notify the Pledgee of any events or any received notices which may affect the Pledgor’s equity interest or any part of its right, and any events or any received notices which may change the Pledgor’s warranties and obligations under this Agreement or affect the Pledgor’s performance of its obligations under this Agreement.

8.2	The Pledgor promises that the Pledgee’s right to the pledge obtained from this Agreement shall not be suspended or inhibited by any legal procedure launched by the Pledgor or any successors of the Pledgor or any person authorized by the Pledgor or any such other person.

8.3	The Pledgor promises to the Pledgee that in order to protect or perfect the security for the performance of the Pledgor and the Company’s obligations under the Main Agreements, the Pledgor shall execute in good faith and cause other interested persons relating to the right of pledge to execute all right certificates and contracts, and/or perform actions and cause other interested persons to take action, as required by the Pledgee; and provide convenience for the exercise of Pledged Equity and authorization by the Pledgee under this Agreement.

8.4	The Pledgor promises to the Pledgee that he will execute all amendment documents (if applicable and necessary) in connection with the certificate of Equity Interest with the Pledgee or its designated person (natural person or a legal entity), and provide all notices, orders and decisions it considered necessary related to the Pledge to the Pledgee within reasonable period.

8.5	The Pledgor promises to the Pledgee that he will comply with and perform all the warranties, commitments, covenants, representations and conditions for the benefit of the Pledgee. The Pledgor shall compensate all losses suffered by the Pledgee for the reason that the Pledgor fails to perform or fully perform its warranties, commitments, covenants, representations and conditions.

8.6	The Pledgor promises to adhere to the provisions of Business Operation Agreement, and exercise all rights as the Company’s shareholder upon the request and only upon the written authorization of the Pledgee.

9.	Promises of the Company

The Company promises the followings to the Pledgee for its benefit:

9.1	If signing and performing this Agreement and its pledge require any third party’s agreement, permission, abstention,or authorization or any government agency’s approval, permission or remission, or any registration or administration proceeding with any government agencies, the Company will try its best to satisfy and maintain such requirements during the term of this Agreement.

9.2	Without the prior consent of the Pledgee, the Company will not assist or permit the Pledgor to create any new pledge or any other security interests on the Pledged Equity.

9.3	Without the prior written consent of the Pledgee, the Company will not assist or permit the Pledgor to transfer the Pledged Equity.

9.4	Whenever any litigation, arbitration or claim arises, and will adversely affect the Company, the Pledged Equity, or the interests of the Pledgee under the transaction agreement and this Agreement, the Company will immediately and promptly notify the Pledgee in writing, and will take all necessary actions to secure the Pledgee’s right on the pledge upon the reasonable request of the Pledgee.

9.5	The Company will, during the first calendar month of every calendar quarter, provide the financial report of the immediately preceding calendar quarter, including but not limited to balance sheet, income statement and cash flow statement.

9.6	Upon the reasonable request of the Pledgee, the Company shall take all necessary actions and sign all necessary documents (including but not limited to the supplementary agreement to this Agreement) in order to ensure the exercise and realization of the Pledgee’s rights on the Pledged Equity.

9.7	If executing the pledge right gives rise to any transfer of the pledge right, the Company shall take all necessary actions to complete such transfer.

10.	Event of Default and Breach of Contract

10.1	The following events shall be regarded as an event of default:

(1)	Pledgor or the Company fails to perform the obligations under the Main Agreements;

(2)	The Pledgor makes any material misleading or mistaken representations, warranties or covenants under Article 5, Article 6 and Article 8 herein; and the Pledgor breaches any other term and condition herein;

(3)	The Pledgor waives the Pledged Equity or transfers or assigns the Pledged Equity without the written consent from the Pledgee;

(4)	Any of the Pledgor’s external loans, securities, compensations, covenants or any other compensation liabilities (i) are required to be repaid or performed prior to the scheduled date due to breach; or (ii) are due but cannot be repaid or performed as scheduled and thereby cause the Pledgee to believe that the Pledgor’s capacity to perform the obligations herein is affected;

(5)	The Company is incapable of repaying the general debt or other debt;

(6)	This Agreement is illegal, invalid, or not workable or the Pledgor is not capable of continuing to perform the obligations herein due to any reason except force majeure;

(7)	The property of the Pledgor is adversely changed causing the Pledgee to believe that the capability of the Pledgor to perform the obligations herein is affected;

(8)	The Company performs partially or refuses to perform its obligations under the Main Agreements.

10.2	The Pledgor shall immediately give a written notice to the Pledgee if the Pledgor is aware of or finds that any event under Article 10.1 herein or any event that may result in the foregoing events has occurred.

10.3	Unless the event of default under Article 10.1 herein has been resolved to the Pledgee’s satisfaction, the Pledgee, at any time when the event of default happens or thereafter, may give a written notice of default to the Pledgor and require the Pledgor to immediately perform the obligations under the Main Agreements or exercise the pledge right in accordance with Article 11 herein.

10.4	Notwithstanding other provisions of this Agreement, the effect of Article 10 will not be affected by the termination of this Agreement.

11.	Exercise of the Pledge

11.1	The Pledgor shall not transfer or assign the Pledged Equity without the written approval of the Pledgee prior to the completion of performing all the obligations under the Main Agreements.

11.2	In the event that an event of default as indicated in Article 10 occurs, the Pledgee shall give a notice of default to the Pledgor when the Pledgee exercises the right of pledge; the Pledgee may exercise the right of pledge at any time when the Pledgee gives a notice of default in accordance with Article 10.3 or thereafter.

11.3	The Pledgee is entitled to sale in accordance with legal procedures or disposition in other manners of the Pledged Equity. If the Pledgee decides to exercise its pledge rights, the Pledgor promises to transfer all of its shareholder’s right to the Pledgee. In addition, the Pledgee has the right to convert the value of all or part of equity interests pursuant to this Agreement into money in compliance with legal procedures, or has priority of compensation from the proceeds generated from the auction or sale of all or a part of the equity interests under this Agreement.

11.4	The Pledgor shall not hinder the Pledgee from exercising the pledge right in accordance with this Agreement and shall provide necessary assistance so that the Pledgee could realize its pledge.

12.	Assignment

12.1	The Pledgor shall not donate or transfer its rights and obligations herein without the prior written consent of the Pledgee. If the Pledgor is to be terminated, the Pledgor agrees to transfer the rights and obligation under this Agreement to the person designated by the Pledgee.

12.2	This Agreement shall be binding upon the Pledgor and its successors and be binding on the Pledgee and each of its successors and permitted assignees.

12.3	The Pledgee may transfer or assign its all or any rights and obligations under the Main Agreements to any individual designated by it (natural person or a legal entity) at any time to the extent permissible by the laws. In this case, the assignee shall enjoy and undertake the same rights and obligations herein of the Pledgee as if the assignee is a party hereto. When the Pledgee transfers or assigns the rights and obligations under the Main Agreements, and such transfer shall only be subject to a written notice serviced to the Pledgor, and at the request of the Pledgee, the Pledgor shall execute the relevant agreements and/or documents with respect to such transfer or assignment.

12.4	After the Pledgee’s change resulting from the transfer or assignment, the new parties to the pledge shall execute a new pledge contract; and the content of new pledge contract shall accord with the content of this Agreement in all material aspects.

13.	Effectiveness and Termination

13.1	The agreement is concluded upon its execution and takes effect on the date hereof; Once it takes effect, the Agreement shall supersede the Original Equity Interest Pledge Agreement executed by the Parties preceding to the Agreement.

13.2	To the extent practicable, the Parties shall make their best efforts to register and put on record the pledge under the Agreement at the Administration for Industry and Commerce where the Company is located; but the Parties confirm that the effectiveness and validity of this Agreement shall not be affected whether the registration and records are completed or not.

13.3	The Pledgee shall cancel or terminate this Agreement after the Pledgor and/or the Company will not undertake any obligations under or incurred by the Main Agreements.

13.4	The release of pledge shall record accordingly at the register of shareholders of the Company, and complete the registration for removing the record at Administration for Industry and Commerce where the Company is located.

14.	Formalities Fees and Expenses

14.1	The Pledgor shall be responsible for all fees and actual expenses in relation to this Agreement including but not limited to taxes, legal fees, cost of production and any other charges. If the Pledgee pays the relevant taxes in accordance with laws, the Pledgor shall fully indemnify the Pledgee such taxes paid by the Pledgee.

14.2	The Pledgor shall be responsible for all reasonable fees incurred by the Pledgee from recourse actions by any means or ways for the reason that the Pledgor fails to pay any payable taxes, fees according to this Agreement.

15.	Force Majeure

15.1	Force Majeure, which includes but not limited to acts of governments, acts of nature, fire, explosion, geographic variation, typhoon, flood, earthquake, tide, lightning, war, riot, strike refers to any unforeseen events beyond a Party’s reasonable control and cannot be foreseen and prevented with reasonable care. However, any shortage of credit, capital or financing shall not be regarded as an event beyond a Party’s reasonable control. The effected Party by Force Majeure shall notify the other Party of such event.

15.2	In the event that the affected Party is delayed in or prevented from performing its obligations under this Agreement by Force Majeure, only within the scope of such delay or prevention, the affected Party will not be responsible for any damage by reason of such a failure or delay of performance. The affected Party shall take appropriate means to minimize or remove the effects of Force Majeure and attempt to resume performance of the obligations delayed or prevented by the event of Force Majeure. After the event of Force Majeure is removed, both Parties agree to resume the performance of this Agreement with their best efforts.

16.	Confidentiality

16.1	The Parties of this Agreement acknowledge and will ensure that all oral and written materials exchanged in connection with this Agreement are confidential. All Parties shall keep such materials confidential and cannot disclose them to any other third party without the other Parties’ prior written approval, unless:

(a)	the public know and will know the materials (not because of the arbitrary disclosure by the Party receiving the information);

(b)	the disclosed materials are required by laws or stock exchange rules; or

(c)	materials relating to this transaction are disclosed to the Parties’ legal consultants or financial advisors, however, who have to keep them confidential as well. Disclosure of the confidential by employees or hired institutions of the Parties is deemed as the act by the Parties, therefore, subjecting them to liability.

16.2	Notwithstanding other provisions of this Agreement, the effect of Article 16 will not be affected by the invalidity, dissolution and termination or non-enforcement of this Agreement for any reason.

17.	Governing Law and Dispute Resolution

17.1	The execution, validity, performance, amendment, interpretation and termination of this Agreement and the disputes resolution under this Agreement shall be governed by PRC laws.

17.2	The Parties shall strive to settle any dispute arising from or in relation to this Agreement through friendly negotiations.

17.3	In case no settlement can be reached through consultation within thirty (30) days after such dispute is raised, each Party can submit such matter to China International Economic and Trade Arbitration Commission in accordance with its then effective rules. The arbitration shall take place in Beijing. The arbitration award shall be final conclusive and binding upon both Parties. If any dispute is in the process of arbitration, other than the matters in dispute, the Parties shall perform the other rights and obligations pursuant to this Agreement.

18.	Notice

Notices or other communications required to be given by any Party pursuant to this Agreement shall be made in writing and delivered personally or sent by mail or postage prepaid mail or by a recognized courier service or by facsimile transmission to the address of each Party or both Parties set forth below or other address of the Party or of the other addressees specified by such Party from time to time. The date when the notice is deemed to be duly served shall be determined as the follows: (a) a notice delivered personally is deemed duly served upon the delivery; (b) a notice sent by mail is deemed duly served the seventh (7th) day after the date when the air registered mail with postage prepaid has been sent out (as is shown on the postmark), or the fourth (4th) day after the delivery date to the internationally recognized courier service agency; and (c) a notice sent by facsimile transmission is deemed duly served upon the receipt time as is shown on the transmission confirmation of relevant documents.

Pledgee:	Shenzhen 7Road Network Technologies Co., Ltd.

Address: 7F, Matsunichi Hi-Tech Building, No. 9996 Shennan Boulevard, Nanshan District, Shenzhen. Post code: 518057 Contact: Chen Dewen Fax: 0755-61669777-6

Pledgor:	Beijing Gamease Age Digital Technology Co., Ltd.

Address: Floor 2, East Tower, Jingyan Hotel, No. 29 Shijingshan Road, Shijingshan District, Beijing Post code: 100043 Fax: 010-68870371

Company:	Shenzhen 7Road Technology Co., Ltd.

Address: 8-9F, Matsunichi Hi-Tech Building, No. 9996 Shennan Boulevard, Nanshan District, Shenzhen. Post code: 518057 Contact: Chen Dewen Fax: 0755-61669777-6

19.	Miscellaneous

19.1	The headings contained in this Agreement are for the convenience of reference only and shall not affect the interpretation, explanation or in any other way the meaning of the provisions of this Agreement.

19.2	The Parties confirm that this Agreement shall constitute the entire agreement of the Parties upon its effectiveness with respect to the subject matters therein and supersedes and replaces all prior or contemporaneous verbal or/and written agreements and understandings (including but not limited to the Original Equity Interest Pledge Agreement).

19.3	This Agreement shall be binding and benefit the successor of each Party and the transferee allowed by each Party.

19.4	Any Party’s failure to exercise or delay in exercising of any right and remedy (hereinafter referred to as “the Party’s rights” ) under this Agreement or laws shall not be deemed as a waiver of such rights, and shall not affect the future exercise of such rights in other manners or other the Party’s rights by the same Party.

19.5	If any provision of this Agreement is judged by a competent court or a arbitration commission as void, invalid or non-enforceable according to relevant laws, and the validity, legality and enforceability of the other provisions hereof shall not be affected or impaired in any way. The Parties shall cease performing such void, invalid or non-enforceable provisions and replace those are void, invalid or non-enforceable provisions with valid provisions to the extent which such provisions could be valid, effective and enforceable.

19.6	The Parties agree and confirm that “the Pledgee’s (prior) written consent” under this Agreement means approval by the board of the Pledgee.

19.7	Any matters excluded in this Agreement shall be negotiated by the Parties. Any amendment and supplement of this Agreement shall be made by the Parties in writing. The amendment and supplement duly executed by each Party shall be deemed as a part of this Agreement and shall have the same legal effect as this Agreement.

19.8	If this Agreement is re-executed or amended in respect of equity interest pledge required by relevant authorities for pledge registration, the Parties shall guarantee the effectiveness and enforcement of this Agreement.

19.9	This Agreement is made in five (5) original copies and each original copy has the same legal effect; Each Party holds one (1) original copy and others are for pledge registration at relevant authorities.

19.10	The appendix constitutes an integral part of this Agreement, and has the same legal effect.

(No text below)

[No text below, serving as Signature Page for the Amended and Restated Equity Interest Pledge Agreement]

Pledgee: Shenzhen 7Road Network Technologies Co., Ltd.

Legal Representative: /s/ Wang Tao

Pledgor: Beijing Gamease Age Digital Technology Co., Ltd.

Legal Representative: /s/ Wang Tao

Company: Shenzhen 7Road Technology Co., Ltd.

Legal Representative: /s/ Wang Tao

Register of Shareholders of Shenzhen 7Road Technology Co., Ltd.

Date: June 5, 2013

Name/designation of shareholder	Contribution (RMB Yuan)	Holding ratio	Shareholder’s information	Remarks:

Beijing Gamease Age Digital Technology Co., Ltd.	10,000,000	100%	Registered address: Floor 2, East Tower, Jingyan Hotel, No. 29 Shijingshan Road, Shijingshan District, Beijing Registered number: 110107010429510	Based on the Amended and Restated Equity Interest Pledge Agreement executed by and among Beijing Gamease Age Digital Technology Co., Ltd. (hereinafter referred to as “Gamease”), Shenzhen 7Road Network Technologies Co., Ltd. (hereinafter referred to as “7Road Network”) and Shenzhen 7Road Technology Co., Ltd. (hereinafter referred to as“7Road Technology”), Gamease agrees to pledge its 100% equity interest in 7Road Technology to 7Road Network.